UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 17, 2016

Bill Barrett Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-32367	80-0000545
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1099 18th Street, Suite 2300 Denver, Colorado		80202
(Address of principal executive office)		(Zip Code)

(303) 293-9100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance Agreement with Robert W. Howard

On February 23, 2016, Bill Barrett Corporation (the "Company") announced that Robert W. Howard, Chief Financial Officer of the Company, would separate from his position with the Company effective May 1, 2016. On March 17, 2016, Mr. Howard and the Company entered into a Confidential Severance Agreement and Release (the "Severance Agreement"). The Severance Agreement provides, among other things:

•
Mr. Howard will receive all obligations and benefits that have accrued or vested prior to the date of separation from his position with the Company (such date, the "Separation Date"), including salary, outstanding benefits, and reimbursement of business expenses.

•	Mr. Howard will receive a severance payment in the amount of $1,101,804, payable in cash in four equal quarterly installments.

•	On the Separation Date, all unvested equity awards and performance cash units will vest.

•
Mr. Howard will release and discharge the Company and certain of its related parties from any and all claims arising or occurring prior to and including the date of his execution of the Severance Agreement.

•	Mr. Howard will hold in strict confidence any confidential information related to the Company. Mr. Howard also agreed to be subject to a non-disparagement covenant.

The foregoing summary description of the Severance Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Severance Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits

Exhibit Number	Description of Exhibit

10.1	Confidential Severance Agreement and Release dated March 17, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 17, 2016	BILL BARRETT CORPORATION

		By:	/s/ Kenneth A. Wonstolen
Kenneth A. Wonstolen
Senior Vice President - General Counsel; and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Confidential Severance Agreement and Release dated March 17, 2016.